                                                                   EXHIBIT 10.6G

                       FLOOD ZONE DETERMINATION AGREEMENT


This Agreement is made and entered into this ____ day of ______________ 1996 by and between Factual Data Corp, 3665 JFK Parkway, Building 1, Fort Collins, Colorado 80527 ("FD"), and GE Capital Corporation, 7125 W. Jefferson, Suite 460, Lakewood, Colorado 80235 ("GECC").

WHEREAS, GECC is engaged in the business of providing flood zone determination information (herein sometimes called "determinations") to lenders and others, based on flood hazard boundary maps as published by the Federal Emergency Management Agency from time to time.

WHEREAS, FD wishes to purchase flood zone determination information for its designated customers (herein sometimes individually referred to as a "FD Customer" and collectively as the "FD Customers") and to provide, as an agent of GECC, flood zone determinations generated by GECC;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GECC and FD agree:



1.       SERVICES

         1.1 GECC will provide upon request and receipt of an accurate address or other sufficient description from FD or a FD Customer a determination (sometimes herein called a "Basic Determination") of the flood zone, community name, number and status, panel-suffix, and map date, if applicable, with respect to a property as designated by FD or a FD Customer in accordance with the Flood Disaster Protection Act of 1973 and the Flood Insurance Reform Act of 1994. Such determinations will be delivered by GECC in the same manner submitted, either via facsimile or electronic transmission (in a format agreed to by both parties at individual account inception) unless other arrangements have been made. FD shall be responsible for causing all FD Customers (who utilize the flood zone determination services herein described) to execute a GECC Flood Zone Determination Agreement, in the form approved by GECC. A copy of the FD Customer's executed GECC Flood Zone Determination Agreement shall be provided by FD to GECC.

         1.2 GECC shall be responsible for the validity and accuracy of all data transferred electronically by GECC to FD or a FD Customer only at the time of such transfer. Any subsequent manipulation of such data, or errors in storage or any other change in such data shall be the sole responsibility and liability of FD and the FD Customers.

         1.3 GECC shall use reasonable efforts not to disclose to any third party any information it is provided by FD and the FD Customers, without the written consent of FD. GECC shall undertake reasonable precautions to preserve the confidentiality of such information.

         1.4 GECC will act as processing center, including providing system interfaces, issuance of flood determination certificates and performing procedures related to life of loan tracking responsibilities. As to the system interfaces, GECC will provide data transmission, will receive determination requests, and will generate a wholesale total monthly account billing statement by FD Customer reflecting the wholesale pricing for GECC services outlined in Addendum
                    A. FD will generate monthly billing for FD Customers based on retail pricing determined by FD, and FD will be responsible for management and collection of FD's accounts receivables.

         1.5 FD shall be responsible for all marketing of the flood zone determination services to be provided hereunder, customer service and for contract negotiations with FD Customers or prospective customers. As indicated above, FD shall be responsible for causing all FD Customers utilizing the services herein described to execute a GECC Flood Zone Determination Agreement in the form approved by GECC. FD shall be responsible for program implementation and training of FD Customer personnel. FD shall not use any advertising materials related to the flood zone determination services (including both Basic Determination services and Life of Loan services) not reviewed and approved by GECC. Any advertising and promotional materials shall properly identify GECC as the provider of the flood zone determination services and shall be subject to review and approval by GECC and herein provided.

         1.6 FD, in marketing or providing services to FD Customers or prospective customers hereunder, agrees not to refer to GECC or any affiliate of GECC (including specifically but without limitation the General Electric Company) or use GECC's or any affiliate's trademarks, tradenames, service marks or any other identifying characteristics, without GECC's express prior written consent which consent may be granted or withheld by GECC in its sole discretion, except as follows:
                    FD shall be permitted to identify GECC to FD Customers as the party providing Basic Determination or Life of Loan Service, provided that in making such identification FD only states the fact that GECC is providing the service. In the event that GECC is identified as the party providing the service, or if GECC shall otherwise grant consent to any reference to GECC or an affiliate, the use shall be strictly limited to identification of GECC as the provider of the Basic Determination or Life of Loan Service, unless otherwise agreed in writing by GECC. In the event of any use by FD of GECC's or its affiliates' names, trademarks, tradenames, service marks or any other identifying characteristics, including any use for which prior written consent is sought and obtained as herein provided, FD agrees to indemnify, defend and hold harmless GECC from and against any and all liability, loss, cost or expense arising out of the use or reference to such name, trademark, tradename, service mark or other identifying characteristic.



2.       WARRANTIES AND INDEMNIFICATION

         2.1 A flood zone determination made by GECC pursuant to the terms of this Agreement is exclusively for the benefit of the identified third party FD Customer.

         2.2 FD acknowledges (and FD shall cause each of the FD Customers to acknowledge) that a flood zone determination is based upon (and limited to) an examination of the current Flood Insurance Rate Maps and Flood Hazard Boundary Maps as published by the Federal Emergency Management Agency as well as other sources of information as required by federal law. Any further or additional services to be performed must be the subject of a separate agreement between FD and GECC.

         2.3 FD shall indemnify, defend and hold GECC harmless from any errors in any information provided by FD to GECC. Said indemnification is conditional upon the Lender/Client providing accurate address/sufficient description information to make an accurate determination.

         2.4 For purposes of this Agreement and notwithstanding anything herein to the contrary (and subject to any other limitation on liability herein contained, including the limitation on liability provided in section 2.7 below), the maximum liability of GECC hereunder shall be limited as follows: On an uninsured flood loss, if the property and its improvements were in a Special Flood Hazard Area at the time of certification and GECC incorrectly certified to FD or a FD Customer that the property was not in a Special Flood Hazard Area, GECC's maximum liability is the lesser of the maximum available insurance coverage under the National Flood Insurance Program (NFIP) for the property improvements, or the amount that would have been paid for flood damage to the property under the claim payable pursuant to the Standard Flood Insurance Policy had a Standard Flood Insurance Policy been in force at the time of the flood damage covering the damaged or destroyed building(s) and its contents.

         2.5 If any property was not in a Special Flood Hazard Area at the time a flood zone determination is made by GECC (and provided by GECC to FD or a FD Customer) which incorrectly certifies that said property was in a Special Flood Zone Hazard, FD and/or the FD Customer agrees to notify GECC of the error within thirty (30) days following the date of determination by the FD Customer that the error exists and FD and/or FD Customer shall immediately request cancellation of any flood insurance coverage with respect to the property. Assuming that GECC has been properly notified and such policy has been canceled within the time period herein provided, GECC shall reimburse the FD Customer for an amount equivalent to NFIP premiums actually paid during the period following such incorrect certification, to the extent that such premiums are not refunded by the flood insurance carrier as a result of the cancellation of the flood insurance coverage.

         2.6 The flood search information is intended solely for the purpose of compliance with the Flood Disaster Protection Act of 1973, and does not constitute an opinion by GECC as to the advisability of securing flood insurance for the property.

         2.7 Should GECC incorrectly identify a property as not being in a Special Flood Hazard Area and later, for whatever reason, correct its certification identifying the property as being in a Special Flood Hazard Area, and the applicable flood hazard boundary maps as published by the Federal Emergency Management Agency has not been revised in the interim, GECC's liability shall be limited to the payment of the first year's National Flood Insurance Program premium to the FD Customer for coverage in the amount of the original loan amount.

         2.8 The parties acknowledge that GECC's timeliness, accuracy, service, quality, and level of expertise are important elements of GECC's business practices (sometimes called "Quality Improvement Process"). FD acknowledges and agrees that it has also committed itself to the GECC "Quality Improvement Process" and that FD will take such actions as may from time to time be requested by GECC to conform to those service standards as may be established by GECC.



3.       LIFE OF LOAN SERVICE

         3.1 When a FD Customer orders a Life of Loan Service, GECC agrees to provide both an initial determination of the property flood status and to monitor for any map changes that change the flood status of the property. GECC agrees to provide direct to the FD Customer written notice of any map changes that change the property's flood status from the previous determination within 60 days after the effective date that the new or revised map is provided to GECC. GECC shall not notify the FD Customer if a new or revised map is issued which does not change the property's flood status, but the FD Customer shall have the right to order updated certifications, at a cost of per updated certification as indicated in Addendum A, for properties which do not experience a change in status, which updates will indicate the date of the most recently issued map. Life of Loan Service may be transferred at no additional cost if the FD Customer provides GECC with proper notification of the properties to be transferred and the address of the entity to whom future notices should be sent, and the transferee agrees to be bound be section 3.2. hereof.

         3.2 FD and/or the FD Customer agree to notify GECC in writing, or in mutually acceptable electronic form, of all loans that pay of which were covered by Life of Loan Service within one year of the payoff date. If the FD Customer pays for the Life of Loan Service and the loan does not fund, the FD Customer shall be entitled to a refund of the difference between the fee for Life of Loan Service and the fee for a Basic Determination for up to 120 days after the determination was made.



4.       PORTFOLIO TRACKING AND OTHER SERVICES

         4.1 When a FD Customer orders Ongoing Tracking, GECC shall undertake to track the identified portfolio of loans for map changes (herein called "Change Tracking") for a fee as set forth on Addendum A. The tracking would commence with ninety days following receipt by GECC of an electronic record of the loans involved in a format acceptable to GECC. The loans shall be tracked for future map changes by community number and panel number. The obligation of GECC to continue to track any loan for changes in the Change Tracking service shall terminate as of the date of termination of this Agreement.

         4.2 In the event a remapping and Life of Loan Service of a property is ordered by a FD Customer for properties being tracked under the Change Tracking service, the fee shall be the amount indicated on Addendum A for a Remapped Property.



5.       FEES AND TERMS OF PAYMENT

         5.1 The amount to be paid to GECC for each Life of Loan Determination, Basic Determination, and other services completed by GECC shall be the amounts indicated on Addendum
                    A. GECC shall issue invoices monthly for all work completed during the previous month and FD agrees to pay invoices within 30 days of receipt.

         5.2 Balances not paid when due shall be accessed interest at the rate of 1% per month from the date due until the date paid, and GECC may exclude the FD Customer from additional services under this agreement until paid. Any interest accessed shall be retained by GECC and no part thereof shall be due or owing to FD. Any sales or other taxes required by law shall be additional to the above fees.

         5.3 If a Basic Determination or Life of Loan Service is being obtained with respect to a loan, and HMDA census tract information is requested by the FD Customer with respect to that loan, the amount indicated on Addendum A shall be paid to GECC for a one-time specification of HMDA census tract information for the property. The census tract information shall be provided by GECC to the FD Customer in the same format as the flood zone determination.



6.       TERM

         6.1 The initial term of this Agreement shall be for one (1) year from the effective date and shall automatically renew for successive one year period(s) unless written notice of nonrenewel is given to either party at least 30 days prior to any anniversary date.

         6.2 Either party may terminate this agreement immediately upon written notice, if the other party is adjudicated a bankrupt, files a voluntary petition in bankruptcy, is declared insolvent by a regulatory authority, or makes an assignment for benefit of creditors and becomes unable to meet its obligations in the normal course of business as they fall due.

         6.3 The Life of Loan tracking obligations of GECC contained in Sections 2 and 3 shall survive cancellation of this Agreement, provided the FD Customer has paid the agreed fees. Any service, including Life of Loan tracking service, may be terminated by GECC without further liability to FD or any FD Customer in the event of the failure of the FD Customer to pay fees due to GECC under the terms hereof.

         6.4 This Agreement may be terminated immediately by any party if the other party defaults in the performance of a material provision of this Agreement and such default continues for a period of thirty (30) days after written notice to the defaulting party stating the specific default.



7.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. In the event any portion of this Agreement shall be unenforceable under the laws of the State of Colorado, the remaining portion of this Agreement shall remain in effect.



8.       NOTICES

         Any notices or communications required to be given hereunder shall be in writing and sent postage prepaid, certified mail, return receipt requested, or its equivalent to:


         Factual Data Corp                           General Electric
         3665 JFK Parkway, Building 1                Capital Corporation
         Fort Collins, CO 80527                      7125 W. Jefferson, #460
                                                     Lakewood, CO 80235
         ATTN:                                       ATTN: Operations Manager


                                                     With a copy to:
                                                     General Electric
                                                     Capital Corporation
                                                     3001 Summer Street
                                                     Stamford, CT  06927
                                                     ATTN: General Counsel


         Any party may change its address for purposes of notices hereunder by written notice given to any party as herein provided.



9.       SUCCESSORS AND ASSIGNS

         9.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto. GECC shall be entitled to subcontract all or any part of the services to be performed by GECC under the terms hereof.

         9.2 Any time after the initial term of the agreement GECC shall have the right to assign its rights and obligations to any third party. GECC shall provide FD with 90 days prior written notice of such assignment. Any time during such 90 day notice period FD shall have the right to terminate this Agreement in which event, notwithstanding any other provisions of this Agreement, neither party shall have any further obligation to the other party under this Agreement.



10.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties relating to the matters contained herein and supersedes all previous communications, representations or agreements, either oral or written, with respect to the subject matter hereof.



11.      ATTORNEYS FEES

         In the event of any litigation involving this contract of the parties hereto with regard to the subject matter hereof, the prevailing party shall be entitled to reasonable costs and attorney's fees, including any cost of appeal.


IN WITNESS WHEREOF, the parties below have executed this Agreement as the date indicated.







GENERAL ELECTRIC                                FACTUAL DATA CORP
CAPITAL CORPORATION


By: /s/ Fred Teifke                             By: /s/ Jerald H. Donnan
   Name: Fred Teifke                               Name: Jerald H. Donnan
   Title: National Marketing Manager               Title: President

                                   ADDENDUM A



Pricing

Life of Loan Services               per determination         $16.00

Basic Determination                 per determination          10.00

HMDA Census tract data              per loan                    1.00*

Ongoing Tracking                    per loan                     .05

Ongoing Tracking with
         Probability Scan           per loan                     .15

Life of Loan Service for a
         Remapped Property          per determination          10.00**




 * If provided in context of also providing Life of Loan or Basic Determination ** Applies to loans for which Change Tracking has indicated a change in map status. See section 4.2.